UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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APACHE CORPORATION

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SUPPLEMENT TO PROXY STATEMENT FOR THE

2018 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 24, 2018

Apache Corporation (the “Company”) is providing the additional information below in connection with Proposal 12 – Advisory vote to approve the compensation of the Company’s named executive officers to be voted upon at the Company’s 2018 Annual Meeting of Stockholders.

Annual Cash Incentive Program: Strategic Goals

On an annual basis, Apache’s Management Development and Compensation Committee (“the Committee”) selects Strategic Goals to support the execution of our plan for the particular year and to position the Company for future growth. While each goal is separate, with distinct objectives, taken together they emphasize critical near-term actions that are foundational to Apache’s long-term strategy for sustainable value creation.

For 2017, Strategic Goals were structured to further intensify our focus on shifting Apache’s portfolio to North America – and specifically the Permian Region – to upgrade our portfolio of assets, with higher returns and significantly more long-term growth potential. After the September 2016 discovery of Alpine High – a world-class resource play in the Permian Basin providing Apache with an unprecedented hydrocarbon column up to 6,000 feet and approximately 340,000 contiguous leasehold acres – it was critical for the Company in 2017 to formulate a robust development model for the play, reevaluate Apache’s broader portfolio of assets to focus on higher returns, and drive related improvements in our cash flow and Permian Basin production. The Committee therefore implemented Strategic Goals that would further incentivize management to achieve these objectives, and weighted them at 50% of the corporate objective in our Annual Incentive plan for 2017, up from 40% in 2016, due to their importance in building a foundation for the Company’s long-term growth.

Progress against these goals requires management to assess a range of fluid, dynamic factors – including the commodity price environment at the time, relevant geopolitical complexities, competitive pressures, and changes in the regulatory environment within each jurisdiction in which we operate. Accordingly, the Committee purposefully builds flexibility into the Strategic Goals, to enable our management team to assess these factors at the given time and best execute against key strategic objectives. In addition, due to the competitive sensitivity of certain goals – especially those in connection with managing our portfolio of assets via strategic divestments and/or acquisitions – the Committee does not narrowly define how management should achieve each goal. In particular, with regard to assessment and optimization of our portfolio – and potential transactions – flexibility is critical to enable our team to seek the best transaction price possible for our shareholders.

At the same time, the full Board is also actively engaged throughout the year in overseeing development and progress on these Strategic Goals, including receiving regular updates from management and advising on key strategic decisions. As such, the Board and Committee remain well-informed throughout the year with regard to management’s progress on these Strategic Goals, and are therefore positioned to make thoughtful decisions regarding management’s performance against the goals.

While the Committee acknowledges that certain Strategic Goals are not quantitative, it believes that the goals are rigorous and that achievement against them – or lack thereof – is objective, readily apparent and provable. In 2017, our team was highly effective in driving progress against our Strategic Goals:

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2017 Strategic Goal	Apache’s 2017 Accomplishments[1]
➢ Formulate a robust development model for Alpine High to optimize long-term project economics while addressing product variation throughout the play

➢ Developed a robust development model, including completion of geographic and strategic delineation and optimization testing, that enables Apache to transition into the next phase of development planning and provides significant flexibility to optimize project economics within variable product and pricing environment

➢ Upstream achievements: Started first Alpine High sales in May growing to 25 MBOE/D in 7 months

➢ Midstream achievements: significant processing, gathering and transportation infrastructure buildout including 57 miles of in-field gas, 22 miles of water, 25 miles of NGL pipeline, and 45 miles of high pressure residue line

➢ Delivered first gas sales from Alpine High one month ahead of schedule

➢ Return Permian Basin oil production to a growth trajectory	➢ Returned Permian Basin oil production to a growth trajectory with an 18% increase from the second quarter 2017 to fourth quarter 2017, exceeding the planned growth

➢ Continue to advance market understanding of our strategy to sustain free cash flow capacity from Egypt and the North Sea	➢ Expanded disclosures by including a quarterly cash flow reconciliation by country, which was not previously available

➢ Deliver cash flow within the plan for 2017 while maintaining our credit rating	➢ Exceeded plan cash flows by $719 million in 2017, while maintaining Apache’s credit rating

➢ Actively assess and manage asset portfolio utilizing the long-term view of our integrated planning model

➢ Divestment from Canada region – which had the lowest producing margin in our portfolio – generated $725 million from three different transactions and eliminated approximately $800 million of future Asset Retirement Obligation (ARO) liability

➢ Also divested non-core Permian/Delaware Basin properties not funded in our five-year plan; sales of St. Lawrence and Waha fields generated $440 million, and Rojo Caballas field and miscellaneous acreage generated $245 million

➢ Divestments enabled Apache to reduce debt, protect the Company’s investment grade credit rating, sustain the dividend, and not issue equity – all within a challenging commodity price environment

All Strategic Goals were achieved at or above target in 2017; as such the Committee determined to assess 80 total points, above the Strategic Goal target of 50 points, but below the Strategic Goal maximum of 100 points. However, in recognition of the Company’s underperformance against the Operational Goals within the Annual Incentive plan, as well as challenging stock price performance in 2017, the Committee determined to award the corporate performance element under the Annual Cash

[1]	Please refer to pages 43-44 of our 2018 proxy statement for full detail regarding Apache’s performance against 2017 Strategic Goals.

Incentive program at 95% of target, which included an 8% discretionary reduction from the calculated overall achievement of 103%.

In alignment with Apache’s longstanding commitment to robust shareholder engagement and responsiveness to investor feedback, Apache’s 2018 Strategic Goals incorporate a goal related to double-digit return on capital employed (ROCE). The Committee determined to implement this refinement to the Strategic Goals for 2018 after shareholders expressed concern with the lack of a ROCE metric in our program. In addition, because Apache made strong progress on the above strategic actions in 2017, positioning the Company to strengthen its focus on operational execution in 2018, the Committee reduced the weight of the Strategic Goal component of the 2018 Annual Incentive plan to 40%, and increased the weight of Operational Goals to 60%. The Operational Goals also now include a Cash Return on Invested Capital (CROIC) metric, weighted 20%.

Going forward, the Committee will continue to evaluate and refine the Annual Incentive plan as needed, to best drive long-term value creation and incorporate feedback from our shareholders.

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